Exhibit 99

FOR IMMEDIATE RELEASE                                Contact:  Jerold R. Kassner
March 2, 2006                                                        Swank, Inc.
                                                               Taunton, MA 02780
                                                                  (508) 822-2527

                                   SWANK, INC.
                               NEW YORK, NEW YORK

               SWANK, INC. REPORTS INCREASED SALES AND NET INCOME
                FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2005

NEW YORK, March 2, 2006 -- John Tulin, President of SWANK, INC., (OTC:SNKI), today reported net sales and operating results for the Company's quarter and year ended December 31, 2005:

(In thousands except shares and per share)


                                                                          Three months                        Year
                                                                       Ended December 31                Ended December 31
                                                                   --------------------------       --------------------------
                                                                      2005             2004           2005              2004
                                                                   ---------        ---------       ---------        ---------
Net sales                                                           $ 30,712         $ 27,592        $ 97,914         $ 93,287

Income from operations before income tax and non-recurring
items                                                                  3,511            1,925           3,569              843

(Gain) loss on termination of lease and other non-recurring

items                                                                      -              362            (75)            (728)


Net income                                                           $ 3,481          $ 1,563         $ 3,614          $ 1,571

Share and per share information:


Basic weighted average common shares outstanding                   5,731,921        5,522,490       5,620,160        5,522,490

Basic net income per share                                              $.61             $.28            $.64             $.28

Fully diluted weighted average common shares outstanding           6,217,147        6,391,895       6,234,209        6,007,594

Fully diluted net income per share                                     $ .56            $ .25           $ .58            $ .26

         Net income for the quarter ending December 31, 2005 was $3,481,000 compared to net income of $1,563,000 for the corresponding quarter last year. For the 12-month period, net income was $3,614,000 compared to net income of $1,571,000 for the year ended December 31, 2004.

         Net income for the 12 months ended December 31, 2004 included net non-recurring income of $728,000 consisting of a net gain of $1,090,000 recorded during the quarter ending March 31, 2004 associated with the termination of a real estate lease that was offset, in part by a $362,000 asset impairment charge in connection with the Company's former jewelry manufacturing facility recorded during the quarter ended December 31, 2004. These items were recorded separately in the Company's consolidated statement of operations as non-recurring items. Earnings in 2004 also reflect a non-recurring charge to interest expense of $589,000 recorded during that year's second quarter in connection with the write-off of certain deferred financing costs, early termination fees and other charges related to the termination of the Company's prior revolving credit agreement.

         Commenting on the results for the quarter and fiscal year, John Tulin, President, said "We are very pleased to report another successful year for
Swank. Strong jewelry sales throughout 2005 combined with new business opportunities in belts led to increases in both net sales and earnings compared to fiscal 2004. Our jewelry business grew by nearly 40% reflecting strong consumer demand, solidifying our position as one of the industry's most respected resources for men's costume jewelry. We also improved the market share of our belt business in a number of important retail venues. While the new year will no doubt bring a new set of challenges, we are optimistic about our prospects for 2006. We are particularly excited about our new Nautica and Ted Baker merchandise collections which are scheduled to ship later this spring and will complement our already strong position in men's accessories."

         Net sales for the quarter and year ending December 31, 2005 increased 11% and 5%, respectively, compared to the corresponding periods last year. The increase during both periods was due mainly to higher net sales of the company's men's jewelry and belt merchandise. During fiscal 2005, jewelry net sales increased 38% compared to the prior year as the Company was able to capitalize on menswear fashion trends that continued to emphasize a more dressy look including French cuff shirts and related accessories. The company's belt sales increased 22% and 7% during the quarter and year, respectively, due to a number of new merchandise programs for certain department and specialty store retailers shipped during the fall and lower returns. Actual customer returns for all product categories declined

43% during the quarter and 8% during the 12 months ending December 31, 2005 compared to the same periods in 2004.

         Net sales for the years ending December 31, 2005 and December 31, 2004 include an annual adjustment recorded each year during the second quarter to reflect the difference between actual returns received during the spring season and the estimate used to establish the reserve for customer returns at the end of the preceding year. During 2005, the Company recorded a favorable adjustment to net sales of $814,000 compared to a favorable adjustment last year of $1,703,000. The adjustment in both 2005 and 2004 was due to unanticipated significant declines in belt and personal leather goods returns during the spring selling season relative to the reserve established at December 31 of the preceding year. The adjustment in 2004 was also affected by better than expected retail sales during the 2003 holiday shopping season.

         Gross profit for the quarter and year ended December 31, 2005 increased by $1,605,000 or 17% and $2,146,000 or 7%, respectively, both as compared to the same periods in 2004. Gross profit as a percentage of net sales during the fourth quarter improved to 35.7% from 33.9% last year, and for the year, increased to 33.6% compared to 32.9%. The improvement in gross profit during both the 3-month and 12-month periods was principally due to a more favorable sales mix as the Company benefited from increased sales of higher-margin men's jewelry as well as lower inventory-related costs. These improvements were offset in part by increased display and fixturing expenses associated with the expansion of certain merchandise programs with key customers, primarily for belts and jewelry. The increase in gross profit as a percentage of net sales during both the quarter and 12-month period was mainly due to higher net sales and an increase in average initial markup resulting from a better sales mix relative to the same periods in 2004.

         Selling and administrative expenses decreased 1% for both the quarter and year ending December 31, 2005 compared to last year. As a percentage of net sales, selling and administrative expenses were 23.0% and 25.9% for the quarters ending December 31, 2005 and 2004, respectively and 28.6% and 30.3% for the 12-months ending December 31, 2005 and 2004, respectively. The decrease is due to lower professional fees, reduced administrative compensation and fringe benefit costs, and lower telecommunications and software licensing and maintenance expenses, offset partially by higher product development and merchandising costs and increased warehouse, shipping, and other variable expenses associated with the increase in net sales.

         Certain of the preceding paragraphs contain forward-looking statements, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company's actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

         Swank designs and markets men's jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names "Kenneth Cole", "Tommy Hilfiger", "Nautica", "Geoffrey Beene", "Claiborne", "Guess?", "Ted Baker", "City of London", "Pierre Cardin", "Field & Stream", and "Swank". Swank also distributes men's jewelry and leather items to retailers under private labels.

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